Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2025 Earnings
For Fiscal Year 2025:
Grew Net Sales 4.1% to $39.4 Billion, Net Income 36.8% to $676 Million and Diluted EPS 45.5% to $2.94
Grew Adjusted EBITDA 11.0% to $1.93 Billion and Adjusted Diluted EPS 26.3% to $3.98
Expanded Adjusted EBITDA Margin 30 Basis Points to 4.9%
Repurchased $934 Million of Shares

ROSEMONT, Ill. (BUSINESS WIRE) Feb. 12, 2026 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2025.

Fourth Quarter Fiscal 2025 Highlights
•Total case volume increased 0.8%; independent restaurant case volume increased 4.1%
•Net sales increased 3.3% to $9.8 billion
•Gross profit increased 3.2% to $1.7 billion
•Net income increased 178.8% to $184 million
•Adjusted EBITDA1 increased 11.1% to $490 million
•Diluted EPS increased 192.9% to $0.82; Adjusted Diluted EPS1 increased 23.8% to $1.04

Fiscal Year 2025 Highlights
•Total case volume increased 1.0%; independent restaurant case volume increased 3.3%
•Net sales increased 4.1% to $39.4 billion
•Gross profit increased 5.1% to $6.9 billion
•Net income increased 36.8% to $676 million
•Adjusted EBITDA1 increased 11.0% to $1.93 billion
•Diluted EPS increased 45.5% to $2.94; Adjusted Diluted EPS1 increased 26.3% to $3.98

1 This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted EPS and Adjusted EBITDA margin, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to the “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” sections of this press release for the definitions and reconciliation of any non-GAAP financial measures to their respective most comparable financial measure calculated in accordance with GAAP.

“2025 was a strong start to our three year long-range plan. We grew Adjusted EBITDA 11% to a record $1.9 billion, expanded Adjusted EBITDA margin by 30 basis points to 4.9%, and increased Adjusted Diluted EPS 26% to a record $3.98,” said Dave Flitman, CEO. “We delivered these strong results despite a softer economic environment by continuing to focus on controlling the controllables, namely capturing incremental market share across our target customer types and executing our operational excellence and productivity initiatives. As we enter 2026, our momentum reflects the extraordinary dedication and focus of our 30,000 associates to serving our customers and creating shareholder value. We remain confident in our ability to achieve our long-range plan and deliver sustained double-digit Adjusted EPS growth beyond 2027.”

“Our fourth quarter performance capped off a very good year, demonstrating the strength and resilience of our business model, our effective execution and the value of our disciplined capital allocation framework,” added Dirk Locascio, CFO. “We are excited about our recently announced $1 billion share repurchase authorization, which reinforces our confidence in the company's future and our commitment to driving shareholder value. Looking ahead, we remain committed to achieving our long-range plan algorithm and financial targets, including generating more than $4 billion of cumulative operating cash flow from 2025 to 2027.”

Fourth Quarter Fiscal Year 2025 Results
Total case volume increased 0.8% from the prior year driven by a 4.1% increase in independent restaurant case volume, a 2.9% increase in healthcare volume and a 3.1% increase in hospitality volume, partially offset by a 3.4% decrease in chain volume. Total organic case volume increased 0.3%, which includes 3.7% organic independent restaurant case volume growth. Net sales of $9.8 billion for the quarter increased 3.3% from the prior year, driven by case volume growth and food cost inflation of 1.8%.

Gross profit of $1.7 billion increased by $54 million, or 3.2%, from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold and inventory management, partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 17.6%. Adjusted Gross profit was $1.7 billion, an increase of $61 million, or 3.7% from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.6%.

Operating expenses of $1.4 billion increased by $35 million, or 2.6%, from the prior year, primarily as a result of an increase in total case volume and higher distribution, selling and administrative costs, partially offset by continued distribution productivity improvement as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of Net sales were 14.3%. Adjusted Operating expenses were $1.2 billion, an increase of $14 million, or 1.2% from the prior year. Adjusted Operating expenses as a percentage of Net sales were 12.6%.

Net income of $184 million, increased by $118 million, or 178.8% compared to the prior year. Net income margin was 1.9%, an increase of 118 basis points compared to the prior year. Adjusted EBITDA was $490 million, an increase of $49 million, or 11.1%, compared to the prior year. Adjusted EBITDA margin was 5.0%, an increase of 35 basis points compared to the prior year. Diluted EPS was $0.82; Adjusted Diluted EPS was $1.04.

Fiscal Year 2025 Results
Total case volume increased 1.0% from the prior year driven by a 3.3% increase in independent restaurant case volume, a 4.4% increase in healthcare volume and a 2.9% increase in hospitality volume, partially offset by a 3.5% decrease in chain volume. Total organic case volume increased 0.4%, which includes 2.7% organic independent restaurant case volume growth. Net sales of $39.4 billion increased 4.1% from the prior year, driven by case volume growth and food cost inflation of 2.6%.

Gross profit of $6.9 billion increased by $330 million, or 5.1%, from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold and inventory management. Gross profit as a percentage of Net sales was 17.4%. Adjusted Gross profit was $6.9 billion, an increase of $334 million, or 5.1% from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.6%.

Operating expenses of $5.7 billion increased by $230 million, or 4.2%, from the prior year, primarily as a result of an increase in total case volume and higher distribution, selling and administrative costs, partially offset by continued distribution productivity improvement as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of Net sales were 14.4%. Adjusted Operating expenses were $5.0 billion, an increase of $153 million, or 3.2% from the prior year. Adjusted Operating expenses as a percentage of Net sales were 12.7%.

Net income of $676 million, increased by $182 million, or 36.8% from the prior year. Net income margin was 1.7%, an increase of 41 basis points compared to the prior year. Adjusted EBITDA was $1.93 billion, an increase of $191 million, or 11.0% compared to the prior year. Adjusted EBITDA margin was 4.9%, an increase of 30 basis points compared to the prior year. Diluted EPS was $2.94; Adjusted Diluted EPS was $3.98.

Cash Flow and Debt
Cash flow provided by operating activities for fiscal year 2025 was $1.37 billion, an increase of $195 million from the prior year due to higher net income and a reduction in tax payments. Cash capital expenditures for fiscal year 2025 totaled $410 million, an increase of $69 million from the prior year, related to investments in information technology, property and equipment and construction and improvements to distribution facilities.

Net Debt at the end of fiscal year 2025 was $5.2 billion. The ratio of Net Debt to Adjusted EBITDA was 2.7x at the end of fiscal year 2025 and 2.8x the end of fiscal year 2024.

During the fourth quarter of fiscal year 2025, the Company repurchased 4.2 million shares of common stock at an aggregate purchase price of $327 million and for the full fiscal year repurchased 11.9 million shares of common stock at an aggregate purchase price of $934 million. As of the end of fiscal year 2025, the Company had approximately $1,090 million total in remaining funds authorized under its share repurchase programs. The Company had approximately $90 million in remaining funds authorized under the share repurchase program approved by the Board of Directors on May 8, 2025 and $1 billion in remaining funds authorized under the share repurchase program approved by the Board of Directors on November 24, 2025.

M&A Update
During the fourth quarter of fiscal 2025, the Company acquired Shetakis, an independent food distributor located in Las Vegas, Nevada. The acquisition was funded with cash on hand and closed on November 24, 2025.

Outlook for Fiscal Year 20262
The Company is providing Fiscal Year 2026 guidance of:
•Net sales growth of 4% to 6%
•Adjusted EBITDA growth of 9% to 13%
•Adjusted Diluted EPS growth of 18% to 24%

The guidance provided above includes the impact of a 53rd week in fiscal year 2026, which is expected to add approximately 1% to total case growth and Adjusted EBITDA growth.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss fourth quarter and fiscal year 2025 results on Thursday, Feb. 12, 2026, at 8 a.m. CST. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845. Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 customer locations to help their businesses succeed. With more than 70 broadline locations and more than 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

2 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and planned divestiture costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, forecasted financial performance, statements about future results of operations and other statements which are not purely historical facts or that necessarily depend upon future events, including those under the heading “Outlook for Fiscal Year 2026.” These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words). These statements are not guarantees of future performance or results and are subject to risks, uncertainties and other important factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in the forward-looking statements, including, among others: changes in consumer eating habits, including economic factors affecting consumer confidence and discretionary spending and the impact of advancements in pharmaceutical therapies, which may reduce the consumption of food prepared away from home; cost inflation/deflation and commodity volatility, including increases in fuel costs; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business and achieve the expected benefits from cost savings initiatives; the impact of climate change or related regulatory or market measures; the impact of governmental regulations related to our operations, including product safety; product recalls and product liability claims; our reputation in the industry; labor relations, increased labor costs and continued access to qualified labor; the level, interest rates and availability of indebtedness and restrictions under agreements governing our indebtedness; disruption of existing technologies and implementation of new technologies, including artificial intelligence; cybersecurity incidents and other technology disruptions; effective execution on the Company’s growth strategy, including acquisitions and the integration of acquired businesses; risks to the health and safety risks of our associates; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and the timing and scope of future repurchases by US Foods of its common stock. More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based on information available to us on the date hereof. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring activity and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total Net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring activity and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	December 27, 2025	December 28, 2024

ASSETS
Current assets:
Cash and cash equivalents	$41	$59
Accounts receivable, less allowances of $30 and $24	2,026	1,957
Vendor receivables, less allowances of $7 and $7	173	167
Inventories—net	1,711	1,626
Prepaid expenses	153	146
Other current assets and assets held for sale	60	19
Total current assets	4,164	3,974
Property and equipment—net	2,681	2,398
Goodwill	5,794	5,766
Other intangibles—net	781	836
Other assets and noncurrent assets held for sale	523	462
Total assets	$13,943	$13,436

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$168	$216
Accounts payable	2,447	2,231
Accrued expenses, other current liabilities and liabilities held for sale	839	740
Current portion of long-term debt	137	109
Total current liabilities	3,591	3,296
Long-term debt	5,063	4,819
Deferred tax liabilities	426	335
Other long-term liabilities and noncurrent liabilities held for sale	556	458
Total liabilities	9,636	8,908
Shareholders' equity:
Common stock	3	3
Additional paid-in capital	3,777	3,748
Retained earnings	2,679	2,003
Accumulated other comprehensive income	48	43
Treasury Stock	(2,200)	(1,269)
Total shareholders’ equity	4,307	4,528
Total liabilities and shareholders’ equity	$13,943	$13,436

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the 13 weeks ended		For the 52 weeks ended
($ in millions, except share and per share data)	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024
Net sales	$9,800	$9,491	$39,424	$37,877
Cost of goods sold	8,080	7,825	32,560	31,343
Gross profit	1,720	1,666	6,864	6,534
Distribution, selling and administrative costs	1,386	1,362	5,632	5,412
Restructuring activity and asset impairment charges	13	2	33	23
Total operating expenses	1,399	1,364	5,665	5,435
Operating income	321	302	1,199	1,099
Other (income) expense—net	(1)	1	(4)	6
Interest expense—net	78	80	305	315
Loss on extinguishment of debt	—	10	—	10
Recognition of net actuarial loss for pension settlement	—	124	—	124
Income before income taxes	244	87	898	644
Income tax provision	60	21	222	150
Net income	$184	$66	$676	$494

Net income per share
Basic	$0.83	$0.28	$2.98	$2.05
Diluted	$0.82	$0.28	$2.94	$2.02

Weighted-average common shares outstanding
Basic	222.2	232.3	227.1	241.0
Diluted	225.1	235.8	230.2	244.1

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the 52 weeks ended
($ in millions)	December 27, 2025	December 28, 2024
Cash flows from operating activities:
Net income	$676	$494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	462	438
Intangible asset impairment charges	13	—
Loss on extinguishment of debt	—	10
Loss on pension settlement	—	124
Deferred tax provision (benefit)	86	(10)
Share-based compensation expense	83	63
Provision for doubtful accounts	35	29
Other non-cash activities	9	8
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(95)	(140)
Increase in inventories	(66)	(16)
(Increase) decrease in prepaid expenses and other assets	(34)	38
Increase in accounts payable and cash overdraft liability	143	170
Increase (decrease) in accrued expenses and other liabilities	57	(34)
Net cash provided by operating activities	1,369	1,174
Cash flows from investing activities:
Acquisition of businesses—net of cash received	(131)	(214)
Proceeds from business divestiture	38	—
Proceeds from sales of property and equipment	6	3
Purchases of property and equipment	(410)	(341)
Net cash used in investing activities	(497)	(552)
Cash flows from financing activities:
Issuance of new Senior Note Debt	—	500
Principal payments on debt refinancing	—	(1,217)
Proceeds from Term Loan Issuance	—	725
Principal payments on debt repricing	—	(14)
Proceeds from debt repricing	—	14
Proceeds from debt borrowings	9,792	4,896
Principal payments on debt and financing leases	(9,701)	(4,796)
Debt financing costs and fees	—	(13)
Repurchase of common stock	(926)	(948)
Unsettled accelerated share repurchases	(50)	—
Proceeds from employee stock purchase plan	28	28
Proceeds from exercise of stock options	6	15
Purchase of interest rate caps	(1)	—
Tax withholding payments for net share-settled equity awards	(38)	(21)
Net cash used in financing activities	(890)	(831)
Net decrease in cash, cash equivalents and restricted cash	(18)	(209)
Cash, cash equivalents and restricted cash—beginning of year	59	269
Cash, cash equivalents and restricted cash—end of year	$41	$60
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	300	284
Income taxes paid—net	89	181
Federal	52	150
State	37	31
California	8	*
Property and equipment purchases included in accounts payable	79	47
Leased assets obtained in exchange for financing lease liabilities	201	145
Leased assets obtained in exchange for operating lease liabilities	109	35
Cashless exercise of stock options	3	5
*Jurisdiction below the threshold for the period presented.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 13 weeks ended
(in millions, except per share data)	December 27, 2025		December 28, 2024		Change	%
Net income and Net income margin (GAAP)	$184	1.9%	$66	0.7%	$118	178.8%
Interest expense—net	78		80		(2)	(2.5)%
Income tax provision	60		21		39	185.7%
Depreciation expense	103		96		7	7.3%
Amortization expense	14		15		(1)	(6.7)%
EBITDA and EBITDA margin (Non-GAAP)	439	4.5%	278	2.9%	161	57.9%
Adjustments:
Restructuring activity and asset impairment charges(1)	13		3		10	333.3%
Share-based compensation expense (2)	19		17		2	11.8%
LIFO reserve adjustments(3)	—		(7)		7	(100.0)%
Loss on extinguishment of debt(4)	—		10		(10)	(100.0)%
Recognition of net actuarial loss for pension settlement(5)	—		124		(124)	(100.0)%
Business transformation costs(6)	10		11		(1)	(9.1)%
Business acquisition, integration related costs, divestitures and other(7)	9		5		4	80.0%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	490	5.0%	441	4.6%	49	11.1%
Depreciation expense	(103)		(96)		(7)	7.3%
Interest expense—net	(78)		(80)		2	(2.5)%
Income tax provision, as adjusted(8)	(74)		(68)		(6)	8.8%
Adjusted Net income (Non-GAAP)	$235		$197		$38	19.3%

Diluted EPS (GAAP)	$0.82		$0.28		$0.54	192.9%
Restructuring activity and asset impairment charges(1)	0.06		0.01		0.05	500.0%
Share-based compensation expense (2)	0.08		0.07		0.01	14.3%
LIFO reserve adjustments(3)	—		(0.03)		0.03	(100.0)%
Loss on extinguishment of debt(4)	—		0.04		(0.04)	(100.0)%
Recognition of net actuarial loss for pension settlement(5)	—		0.53		(0.53)	(100.0)%
Business transformation costs(6)	0.04		0.05		(0.01)	(20.0)%
Business acquisition, integration related costs, divestitures and other(7)	0.04		0.02		0.02	100.0%
Income tax provision, as adjusted(8)	—		(0.13)		0.13	(100.0)%
Adjusted Diluted EPS (Non-GAAP)(9)	$1.04		$0.84		$0.20	23.8%

Weighted-average diluted shares outstanding	225.1		235.8

Gross profit (GAAP)	$1,720		$1,666		$54	3.2%
LIFO reserve adjustments(3)	—		(7)		7	(100.0)%
Adjusted Gross profit (Non-GAAP)	$1,720		$1,659		$61	3.7%

Operating expenses (GAAP)	$1,399		$1,364		$35	2.6%
Depreciation expense	(103)		(96)		(7)	7.3%
Amortization expense	(14)		(15)		1	(6.7)%
Restructuring activity and asset impairment charges(1)	(13)		(3)		(10)	333.3%
Share-based compensation expense (2)	(19)		(17)		(2)	11.8%
Business transformation costs(6)	(10)		(11)		1	(9.1)%
Business acquisition, integration related costs, divestitures and other(7)	(9)		(5)		(4)	80.0%
Adjusted Operating expenses (Non-GAAP)	$1,231		$1,217		$14	1.2%
NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Recognition of net actuarial loss for pension settlement represents non-recurring expense for the termination of certain defined benefit plans.
(6)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For both the 13 weeks ended December 27, 2025, and December 28, 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(7)Includes: (i) aggregate acquisition, integration related costs and planned divestiture costs of $8 million and $5 million for the 13 weeks ended December 27, 2025 and December 28, 2024, respectively and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 52 weeks ended
(in millions, except per share data)	December 27, 2025		December 28, 2024		Change	%
Net income and Net income margin (GAAP)	$676	1.7%	$494	1.3%	182	36.8%
Interest expense—net	305		315		(10)	(3.2)%
Income tax provision	222		150		72	48.0%
Depreciation expense	406		384		22	5.7%
Amortization expense	56		54		2	3.7%
EBITDA and EBITDA margin (Non-GAAP)	1,665	4.2%	1,397	3.7%	268	19.2%
Adjustments:
Restructuring activity and asset impairment charges(1)	33		25		8	32.0%
Share-based compensation expense (2)	83		63		20	31.7%
LIFO reserve adjustments(3)	65		61		4	6.6%
Loss on extinguishment of debt(4)	—		10		(10)	(100.0)%
Recognition of net actuarial loss for pension settlement(5)	—		124		(124)	(100.0)%
Business transformation costs(6)	48		39		9	23.1%
Business acquisition, integration related costs, divestitures and other(7)	38		22		16	72.7%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	1,932	4.9%	1,741	4.6%	191	11.0%
Depreciation expense	(406)		(384)		(22)	5.7%
Interest expense—net	(305)		(315)		10	(3.2)%
Income tax provision, as adjusted(8)	(305)		(272)		(33)	12.1%
Adjusted Net income (Non-GAAP)	$916		$770		$146	19.0%

Diluted EPS (GAAP)	$2.94		$2.02		$0.92	45.5%
Restructuring activity and asset impairment charges(1)	0.14		0.10		0.04	40.0%
Share-based compensation expense(2)	0.36		0.26		0.10	38.5%
LIFO reserve adjustments(3)	0.28		0.25		0.03	12.0%
Loss on extinguishment of debt(4)	—		0.04		(0.04)	(100.0)%
Recognition of net actuarial loss for pension settlement(5)	—		0.51		(0.51)	(100.0)%
Business transformation costs(6)	0.21		0.16		0.05	31.3%
Business acquisition, integration related costs, divestitures and other(7)	0.17		0.09		0.08	88.9%
Income tax provision, as adjusted(8)	(0.12)		(0.28)		0.16	(57.1)%
Adjusted Diluted EPS (Non-GAAP)(9)	$3.98		$3.15		$0.83	26.3%

Weighted-average diluted shares outstanding	230.2		244.1

Gross profit (GAAP)	$6,864		$6,534		$330	5.1%
LIFO reserve adjustments(3)	65		61		4	6.6%
Adjusted Gross profit (Non-GAAP)	$6,929		$6,595		$334	5.1%

Operating expenses (GAAP)	$5,665		$5,435		$230	4.2%
Depreciation expense	(406)		(384)		(22)	5.7%
Amortization expense	(56)		(54)		(2)	3.7%
Restructuring activity and asset impairment charges(1)	(33)		(25)		(8)	32.0%
Share-based compensation expense (2)	(83)		(63)		(20)	31.7%
Business transformation costs(6)	(48)		(39)		(9)	23.1%
Business acquisition, integration related costs, divestitures and other(7)	(38)		(22)		(16)	72.7%
Adjusted Operating expenses (Non-GAAP)	$5,001		$4,848		$153	3.2%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Recognition of net actuarial loss for pension settlement represents non-recurring expense for the termination of certain defined benefit plans.
(6)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For both the 52 weeks ended December 27, 2025, and December 28, 2024, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(7)Includes: (i) aggregate acquisition, integration related costs and planned divestiture costs of $32 million for the 52 weeks ended December 27, 2025, and $22 million for 52 weeks ended December 28, 2024 (ii) other gains, losses or costs that we are permitted to add back for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(8)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(9)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP).

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	December 27, 2025	December 28, 2024
Total Debt (GAAP)	$5,200	$4,928
Cash, cash equivalents and restricted cash	(41)	(59)
Net Debt (Non-GAAP)	$5,159	$4,869
Adjusted EBITDA (1)	$1,932	$1,741
Net Leverage Ratio (2)	2.7	2.8

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA